Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

John Bean Technologies Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of John Bean Technologies Corporation of our report dated April 30, 2008, relating to the combined balance sheets of John Bean Technologies Corporation (formerly known as FMC FoodTech Inc., and consisting of the FoodTech and Airport Systems businesses of FMC Technologies, Inc.) as of December 31, 2007 and 2006, and the related combined statements of income, changes in owner’s equity, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the Registration Statement on Form 10, as amended on July 14, 2008 (No. 001-34036) of John Bean Technologies Corporation.

Chicago, Illinois

July 31, 2008

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.